PRESS RELEASE FOR IMMEDIATE RELEASE Contact: Thomas Prame Chief Executive Officer and President Phone: (219) 814-5983 Date: August 18, 2026 Horizon Bank Appoints Nicholas Ritter and Charles Sulerzyski to Serve as Independent Directors MICHIGAN CITY, Ind., August 18, 2026 (GLOBE NEWSWIRE) -- (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced the appointments on August 18, 2026 of Nicholas J. Ritter and Charles W. Sulerzyski to serve as independent directors on the Horizon Bancorp, Inc. Board and the Board of its wholly owned subsidiary, Horizon Bank. Ritter is the retired Executive Vice President, Chief Information Security Officer of WorldPay, a global payments technology company which was headquartered in Cincinnati, Ohio. He joined WorldPay in 2024 and retired in 2026 after building the information security program post-divestiture from Fidelity National Information Systems (FIS) through its acquisition in 2025 by Global Payments. Prior to joining WorldPay, he was the Senior Vice President, Chief Enterprise Security Officer for First Financial Bank, Cincinnati from 2020 to 2024. Ritter earned his bachelor’s degree in Computer Science from the University of Kentucky, Lexington, Kentucky. Ritter is assigned to the Enterprise Risk Management Committee and Operations and Cyber Security Committee. Sulerzyski is the retired President and CEO of Peoples Bancorp, Inc., headquartered in Marietta, Ohio. He joined Peoples Bancorp, Inc. in 2011 and retired in 2024 after growing the holding company’s wholly owned subsidiary, People’s Bank, from $1.7 billion to $9.2 billion through acquisitions and organic growth. During his tenure with Peoples Bancorp, Inc., he served on the holding company’s board of directors. Sulerzyski also served as the President, Great Lakes Region, of KeyBank, N.A. from 2005 to 2010 and as the National Chair of the Community Depository Institutions Advisory Council, in 2024 after serving as the Chair of the Cleveland District from 2021to 2023. Sulerzyski earned his bachelor’s degree in Economics from New York University and his Master of Business Administration from Fordham University Graduate School of Business, also in New York City. Sulerzyski is assigned to the Enterprise Risk Management and Wealth Committees. “We are pleased to welcome Nicholas and Charles as our newest independent directors. Their collective expertise spans P&L leadership, customer experience, audit, compliance, and strategic oversight, bringing valuable perspectives that will help guide Horizon’s continued growth and support our commitment to delivering value for shareholders and the communities we serve,” said Thomas M. Prame, Chairman and President of Horizon Bank and Chief Executive Officer and President of the Company. About Horizon Bancorp, Inc. Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $6.6 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in- market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.